EXHIBIT 21.1

                   SUBSIDIARIES OF ADDVANTAGE TECHNOLOGIES GROUP, INC.

              1.  TULSAT Corporation
                       An Oklahoma corporation - 100% owned

              2.  LEE CATV Corporation
                       A Nebraska corporation - 100% owned

              3.  NCS Industries, Inc.
                       A Pennsylvania corporation - 100% owned

              4.  ADDVantage Technologies Group of Missouri dba "Comtech"
                       A Missouri corporation - 100% owned

              5.  ADDvantage Technologies Group of Texas ("TULSAT - Texas")
                       A Texas corporation - 100% owned